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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person

        RALES                      STEVEN                            M.
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        (Last)                      (First)                        (Middle)

        1250 24TH STREET, N.W., SUITE 800
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                                   (Street)

        WASHINGTON, DC                                              20037
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  DANAHER CORPORATION  (DHR)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                 ---------------

4.  Statement for Month/Year                  NOVEMBER, 1998
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5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director    [X] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)


                      Chairman of Executive Committee
                      -------------------------------



7.  Individual or Joint/Group Filing (Check Applicable Line)

    _X__ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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COMMON STOCK, PAR       11/17/98      S      --   500,000       D        $44.50       2,676,186/1/          D         --
  VALUE $.01 PER
  SHARE
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COMMON STOCK, PAR         --          --     --      --         --          --       24,064,888             I         THROUGH EQUITY
  VALUE $.01 PER                                                                                                      GROUP HOLDINGS
  SHARE                                                                                                               LLC/2/
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COMMON STOCK, PAR         --          --     --      --         --          --       16,000,000             I         THROUGH EQUITY
  VALUE $.01 PER                                                                                                      GROUP HOLDINGS
  SHARE                                                                                                               II LLC/2/
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COMMON STOCK, PAR         --          --     --      --         --          --           22,366             I         THROUGH
  VALUE $.01 PER                                                                                                      DANAHER 401k
  SHARE                                                                                                               PLAN
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/1/ Includes shares pledged as collateral to secure a loan of shares to the
    Reporting Person.
/2/ Mitchell P. Rales and his brother, Steven M. Rales, are the sole members of Equity Group Holdings LLC and Equity Group Holdings II LLC.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              /s/ Steven M. Rales                 11/25/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date